Exhibit 10.18

SECOND AMENDMENT

TO

SECOND AMENDED AND RESTATED 2012 STOCK OPTION AND GRANT PLAN

OF

PLASTIQ INC.

WHEREAS, the Board of Directors (the “Board”) of Plastiq Inc. (the “Company”), pursuant to resolutions approved the Board on November 11, 2021, and certain holders of capital stock of the Company (the “Stockholders”) on November 11, 2021, approved and authorized this Second Amendment (this “Amendment”) to the Second Amended and Restated 2012 Stock Option and Grant Plan, as amended (the “Plan”).

NOW THEREFORE, it is agreed and acknowledged that the Plan is hereby amended as follows:

1.	Amendment to Section 3(a). Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Stock Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 31,990,442 Shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) and Shares that are withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award, and no more than 31,990,442 Shares may be issued pursuant to Incentive Stock Options. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.”

Except as expressly set forth above, all of the terms and provisions of the Plan shall remain in full force and effect and all references to the Plan shall hereinafter be deemed to be references to the Plan as amended by this Amendment.